Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Randgold Resources Limited
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the Randgold Resources Share Option Scheme and Randgold Resources Restricted Share Scheme of our report dated June 20, 2008, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, of Randgold Resources Limited and its subsidiaries appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2007.
/S/ BDO Stoy Hayward LLP
BDO Stoy Hayward LLP
London, United Kingdom
December 12, 2008